UNITED STATES
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Wyndham Hotels & Resorts, Inc.

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On January 4, 2024, Wyndham Hotels & Resorts, Inc. made the following materials available to investors.

THE REAL ANTITRUST STORY

Since Choice’s unsolicited approach in April 2023, the Wyndham Board of Directors consistently has expressed concerns that Wyndham stockholders would not be adequately compensated for the asymmetrical risk an extended antitrust review with an uncertain outcome would cause.  Choice, for its part, has been consistently dismissive of these concerns and unwilling to offer adequate protections and compensation for these risks. Taking its responsibilities seriously, the Wyndham Board  retained outside regulatory counsel and an economist enabling it to both understand the nature of the issues and the magnitude of the significant risks. These conclusions were shared early in the process with Choice.  Yet Choice and its advisors minimized the regulatory issues throughout the entire period of discussion with Wyndham.

Following Choice’s unilateral decision to launch a hostile exchange offer, Wyndham was required under SEC rules to provide a public response and recommendation to its shareholders, including addressing antitrust issues directly and transparently. The Wyndham Board’s assessment was and continues to be affected by a number of recent and evolving developments including:

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The broader regulatory context of unprecedented antitrust enforcement, including the publication of the final 2023 Merger Guidelines that treat combined market shares of over 30% as presumptively illegal;

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The FTC’s initiation of a detailed investigation of the potential combination following Choice’s October 17 public disclosure of its unsolicited approach before there was an exchange offer or transaction to evaluate (a very unusual move signaling significant interest in the transaction);

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Strong public opposition from Wyndham’s franchisees who are at the core of our business model.  Indeed, the majority of our owners, who are members of the Asian American Hotel Owners Association (AAHOA), have expressed vehement opposition to the deal. After Choice launched its hostile bid, AAHOA fielded and published a survey of its members confirming this strident opposition;

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Continued counsel (including from a second major law firm) along with advice from a data-driven economic consulting firm, confirming the Wyndham Board’s concerns are well-founded around the timeline and outcome.

The timeline below explains the evolution of the approach taken by the Wyndham Board to understand and appreciate these significant risks, which the Board felt had to be made public for all to assess properly the merits of the proposed transaction. The Wyndham Board remains open, as it has consistently demonstrated throughout this process, to considering any proposal that addresses its concerns on value, deal certainty and adequately protects and compensates shareholders for the significant, evolving risks and uncertainty associated with the anti-trust review process.

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Chronology of Antitrust Assessment and Engagement

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June to August – Wyndham Expressed its Concerns: In at least four in-person and telephonic meetings, Mr. Holmes communicated repeatedly to Mr. Bainum Wyndham’s view of the regulatory outlook and serious risks relating to the proposed transaction. Mr. Bainum remained consistently dismissive of concerns regarding any regulatory risk and suggested that Choice’s advisors believed the transaction would be cleared by the FTC without an extended review, though offered nothing to support that conclusion.

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July – FTC and DOJ Release Draft Merger Guidelines: Consistent with recent speeches and a more active regulatory agenda generally (including an increase in the number of so-called “Second Requests” issued), the FTC and DOJ released draft Merger Guidelines that dramatically and formally lowered thresholds for transactions that would be presumed illegal, signaling continued heightened enforcement ahead. Among other signals that heightened and vigorous enforcement of transactions is coming, the draft Guidelines stated that combined market shares of over 30% would be deemed to be presumptively illegal.

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August 28 – Choice’s Initial Antitrust Assessment: During an initial call, Choice’s outside antitrust counsel, Willkie Farr, expressed the view to Wyndham’s antitrust counsel, Kirkland & Ellis, that the transaction would be cleared within 60 days.

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September 19 – AAHOA Commented: AAHOA submitted comments in the completely unrelated process being convened by the FTC and DOJ relating to the draft Merger Guidelines.  AAHOA noted that increased concentration in the hotel franchising market has lessened competition and hurt franchisees. AAHOA then called on the FTC and DOJ to investigate a then-only rumored potential acquisition of Wyndham by Choice.

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September 20 – Counsel Discussed Regulatory Concerns: Willkie Farr began to offer slightly more detailed rationale as to how they believed regulatory clearance may be achieved, but details remained scant. Willkie Farr acknowledged the clearance timeline may shift beyond 60 days, possibly to an extended review, referred to as a “Second Request.”

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September 26 – Wyndham’s Counsel Responded: After consideration of the limited data and information provided by Willkie Farr on the September 20 call, on September 26, Kirkland relayed back to Willkie Farr its view that clearance would take 12 to 18 months (or more).

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Mid-October – Wyndham Engaged Specialist Economic Consultants: To further evaluate the concerns raised by Wyndham as well as the claims from Willkie Farr as to the purported pro-competitive nature of the transaction, Kirkland, on behalf of Wyndham, retained a major economic consulting firm to assist in analyzing data to determine the competitive effects arising from the proposed transaction.

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October 17 – Choice Publicly Announced Proposed Transaction: Choice’s public announcement noted that Choice “would not make th[e] offer if it were not confident that … the transaction would receive applicable regulatory approvals in due course.”  Choice also noted that Wyndham “raised questions regarding…timing for obtaining regulatory approvals.”

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October 17 – Wyndham Publicly Responded to Choice’s Public Announcement: Wyndham’s press release specifically highlighted the Wyndham Board’s determination that the proposed transaction “involves significant business and execution risks, including an extended regulatory timeline and uncertainty of outcome.”

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October 17 – AAHOA Called for FTC to Investigate: AAHOA released a statement, consistent with its September 19 statement, expressing its concern about the proposed transaction.   AAHOA’s CEO “further call[ed] on the federal agencies, including the FTC, to do a thorough investigation to fully protect competition in this segment of the industry.”

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November 2 – The FTC Made an Unsolicited Call to Wyndham: On an unsolicited basis, the FTC called Wyndham’s General Counsel to communicate that it was opening an initial nonpublic investigation into the proposed transaction – a very unusual move given there was no exchange offer or transaction to evaluate – and signaling significant concerns with the potential combination. Wyndham had not had any contact with the FTC prior to this time.

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November 6 – Wyndham Counsel Met with the FTC: Kirkland met with the FTC to discuss the nature of the FTC’s interest in the transaction, which included responding to specific questions raised by the FTC regarding Choice’s unsolicited offer.

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November 14 – Choice Revised Its Offer to Include an “Antitrust Risk” Package: Choice’s November Proposal, for the first time, acknowledged Wyndham’s regulatory concerns by proposing: (1) an insufficient reverse termination fee; (2) a ticking fee to be paid only if the deal closes; and (3) a 24-month outside date, representing a significant lengthening of the expected timeline.

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November 16 – The FTC Informed Choice it has Commenced its Investigation: According to Choice’s Form S-4, the FTC informed Choice that the FTC had commenced a nonpublic investigation into the proposed combination.

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November 16 – The FTC Issued a Formal Litigation Hold: The FTC ordered Wyndham to take steps to preserve all documents relating to the transaction and ordered the same of Choice according to its Form S-4.

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November 21 – Wyndham Sought Additional Advice: Wyndham, as part of its continued efforts to get comprehensive advice on the regulatory risks of a transaction, retained a highly regarded regulatory team from Arnold & Porter to provide an independent, second view on antitrust matters. Arnold & Porter spent the next three weeks conducting its own, detailed analysis of all antitrust issues, including reviewing Wyndham’s documents, data and information from the economic consulting firm.

•	December 5 – Choice Met with the FTC: According to Choice’s Form S-4, Choice met with the FTC to discuss the merits of the proposed transaction.

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December 11 – FTC Widened its Investigation: With no deal yet announced, the FTC nevertheless delivered a seven-page letter to Wyndham, requesting Wyndham provide an array of documents and information relating to the still-potential transaction. The FTC’s requests include 17 separate specifications, more than half of which contain multiple subparts. Upon review of information requested by the FTC, it became apparent that the FTC intended to undertake an extensive investigation, whenever a deal may be announced. The FTC’s most serious concerns appeared focused around branded franchisee services, unsurprising given that Choice and Wyndham compete primarily in this area.  This development further suggested that concerns around extended duration of FTC review are well-founded.

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December 12 – Choice Launched Hostile Exchange Offer:  The next day, Choice launched its hostile bid. In its press release announcing the launch of its exchange offer, Choice noted that it was also filing its notification and report forms under the Hart-Scott-Rodino Act and “is committed to completing the transaction within one year.”

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December 12-14 – Franchisee Response and AAHOA Released its Study:  Wyndham received numerous messages from franchisees expressing opposition to the Choice offer and significant concerns about the potential combination. AAHOA released its survey results – with more than 1,000 owners responding – noting  that 80% of Wyndham franchisees responded that the transaction would hurt their business and 60% responded they would terminate their contract if they had an option to do so following the combination.  In a New York Times article addressing the same, the Chair of AAHOA noted that 77% of respondents who own hotels under either brand or both thought a merger would hurt their business. AAHOA represents approximately 2/3 of all Wyndham franchisees. As with all transactions, the FTC will rely heavily on reaction of affected customers – in this case, the Wyndham and Choice franchisees – to assess the effects of the proposed transaction.

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December 17 – Wyndham Board Continued to Assess the Risk:  The Wyndham Board met with advisors from Kirkland and Arnold & Porter to discuss antitrust risk. The Wyndham Board determined these issues must be disclosed to shareholders as part of complying with its SEC-mandated response triggered by Choice’s unilateral decision to launch a hostile exchange offer.

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December 18 – FTC and DOJ Release 2023 Merger Guidelines Confirming Enforcement-Minded Era to Continue:  The release of the final Merger Guidelines confirms that a 30% market share would lead to the presumption of illegality, as signaled in the draft Guidelines released during summer 2023. The market shares of the combined entity in this proposed transaction – 57% of branded economy hotel franchisees and 67% of branded midscale hotel franchisees – are well above this threshold.

•	December 18 – Wyndham Formally Rejected Choice’s Exchange Offer. Wyndham filed a press release and other materials, including a presentation outlining the significant antitrust concerns.

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December 19 – AAHOA Infographic Released: AAHOA released an infographic making clear its membership remains strongly opposed to the proposed transaction and disclosing further data from its member survey.

•	December 27 – Wyndham Filed its Required Responsive HSR Filing: As required under the rules, Wyndham made its own responsive filing under the Hart-Scott-Rodino Act.